Citigroup Inc.	Filed pursuant to Rule 433
File No. 333-157459

2,417,407,607 Shares of Citigroup Common Stock, par value $0.01 per share

Terms and Conditions:

Company:	Citigroup Inc.

Selling Stockholder:	The United States Department of the Treasury

Company Stock Ticker:	New York Stock Exchange “C”

Trade Date:	December 6, 2010

Settlement Date:	December 10, 2010

Closing Price on
December 6, 2010:	$4.45

Shares Offered:	2,417,407,607 shares of common stock, $0.01 par value, of Citigroup Inc.
offered by the Selling Stockholder

Public Offering Price:	$4.35 per share / $10,515,723,090 total

Net Proceeds to the Selling
Stockholder:	$10,515,723,090

Sole Bookrunning Manager:	Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities LLC

Junior Co-Managers:	Cabrera Capital Markets, LLC
Great Pacific Securities, Inc.
Guzman & Company
Kaufman Bros., L.P.
Loop Capital Markets LLC
M. Ramsey King Securities, Inc.
M.R. Beal & Company
Valdés and Moreno, Inc.
The Williams Capital Group, L.P.
Wm. Smith & Co.

CUSIP:	172967101

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-157459. Alternatively, Morgan Stanley will arrange to send you the prospectus if you request it by calling 1-866-718-1649.